Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into this 16th day of February 2009, by and between James Flounlacker (the “Executive”) and ReGen Biologics, Inc. (“ReGen” or the “Company”).

WHEREAS, the Company wishes to retain the services of Executive; and

WHEREAS, the Executive desires to be employed by the Company;

NOW, THEREFORE, in consideration of the promises and mutual agreements made herein, the sufficiency of which the parties expressly acknowledge, and intending to be legally bound hereby, the Company and Executive agree as follows:

1.      Employment Term.  The Company shall employ the Executive for a one-year term beginning on February 16, 2009 (“Effective Date”).  Thereafter, this Agreement will automatically renew for one-year terms, unless either party provides the other party with ninety (90) days advance written notice of the parties’ intent not to renew.

2.      Employment Duties.  Executive will serve in a full-time capacity as Senior Vice President of Administration of the Company.  Executive shall be responsible for the following activities of the Company: management, coordination or oversight of key objectives, projects and processes, including but not limited to coordination of the implementation of the sales strategy and plan for the Company’s products in the United States, and other duties as assigned by the Chief Executive Officer or his designee.  Executive shall report directly to the Chief Executive Officer.

3.      Compensation.

(a)       The Company shall pay Executive a base salary of $230,000 per annum, to be paid in approximately equal bi-weekly installments, minus regular payroll withholdings.  The Compensation Committee of the Board of Directors shall review Executive’s base salary at the beginning of each calendar year during its annual compensation review.  Such compensation may be adjusted by the Company by mutual agreement with Executive at such annual reviews.  Executive shall receive a $40,000 signing bonus, to be paid in full along with the Company’s first payroll disbursed after the Effective Date of this Agreement.  Executive shall also be eligible to receive an annual performance bonus of up to 25% of his annual base salary, subject to the achievement of defined goals and objectives.   Annual bonuses are intended as incentive payments, and will not be paid after the termination of Executive’s employment with the Company.

(b)       Executive shall also be entitled to an initial stock option grant of 110,000 shares of the Company’s common stock vesting in equal installments over the first four years of his employment by the Company, as well as a grant of 20,000 restricted shares of the Company’s common stock, which shall become fully vested and unrestricted as of December 31, 2009.  Both such grants shall be subject to the terms of a separate stock option and grant agreement to be entered into between Executive and the Company.

4.      Benefits.

(a)           Executive will be entitled during the term of this Agreement to such paid vacation, paid holidays, and sick leave benefits as such benefits are provided by the Company pursuant to the Company’s standard policies.  Additionally, Executive shall be entitled during the term of this Agreement, and pursuant to the terms of the individual benefit policies (including any eligibility requirements), to (i) the Company’s standard health and disability benefits, (ii) participation in the Company’s 401(k) program, and (iii) any other benefits that may be customarily provided from time to time by the Company to its employees.

(b)           The Company shall reimburse Executive for all documented reasonable expenses incurred in connection with the performance of his duties under the Agreement pursuant to the Company’s standard business expense reimbursement policies.

(c)           The Company shall provide Executive during the Term of this Agreement the same level of coverage of directors and officers liability insurance that the Company extends to its other officers and directors.  In addition, Company shall indemnify and hold Executive harmless from any and all claims, demands, judgments, damages and attorneys’ fees resulting from his actions in the performance of his duties under this Agreement on behalf of the Company to the extent provided in the “Indemnification Agreement” attached hereto as Exhibit A, which shall be executed by the Company and Executive simultaneously with the execution of this Agreement.

5.      Termination.

(a)           For Cause.  Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment for cause at any time without notice.  For purposes of this Agreement, “cause” shall mean the Executive’s (i) commission of an action having a material adverse effect on the Company which constitutes an act of fraud, dishonesty, or moral turpitude, or which, if proven in a court of law, would constitute a violation of a criminal code or other law; (ii) divulging or using for a non-Company purpose the Company’s Confidential Information (as such term is defined in Section 8); (iii) commission of any act of discrimination or harassment; (iv) use of alcohol or drugs that interferes with the performance of Executive’s duties or (v) material breach of any duty or obligation of the Executive to the Company where such failure is not corrected within thirty (30) days after Executive receives written notice thereof, and an opportunity to cure (to the extent curable).  Should the Company determine that such “cause” exists, it may terminate Executive’s employment immediately.  Should the Company terminate Executive’s employment pursuant to this Section 5(a), the Company’s obligations under this Agreement shall cease, and except as required by applicable law, Executive shall forfeit all rights to receive any other compensation or benefits under this Agreement, except that he shall be entitled to his base salary, minus regular payroll withholdings, for services rendered through the effective date of termination.

(b)           Without Cause.  Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment and this Agreement without cause by providing Executive ninety (90) days advance written notice.  In the event of a termination under this Section 5(b), Executive will continue to receive his base salary, minus regular payroll withholdings, and Company-paid health and other welfare benefits during the ninety (90) day notice period and for an additional ninety (90) day period thereafter.  In addition, Executive shall be entitled to exercise vested stock options in accordance with their terms (but with an extension of 12 months of the period within which such options must be exercised).  Solely for purposes of determining the vested percentage of stock option and restricted stock grants at the time of such termination, Executive shall be deemed to have continued employment with the Company for six (6) months beyond the termination date.

(c)    Material Change in Responsibilities. Notwithstanding any other provision of this Agreement, should the Company materially reduce Executive’s employment duties as specified in Section 2 hereof, Executive may provide the Company thirty (30) days written notice of any objection to such reduction.  The Company shall have thirty (30) days following receipt of such notice to respond to and cure Executive’s objection(s).  Should the Company fail to restore Executive’s responsibilities in full or otherwise satisfy his objections during this thirty (30) day period, Executive shall be entitled to resign; and such resignation for purposes of salary and benefit continuation, and vesting, shall be treated as a termination without cause as defined in Section 5(b).

6.      Termination Due to Change in Control.

(a)           Defined.  For purposes of this Agreement, a “change in control” is:  (1) the purchase or other acquisition by any person, entity or syndicate group of persons and/or entities within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of forty percent (40%) or more of either the outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally; (2) the approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then outstanding securities; (3) a liquidation or dissolution of the Company; or (4) the sale of all or substantially all of the Company’s assets.

(b)           In the event that a change in control results in an involuntary termination of Executive through elimination of his position, Executive shall be entitled to exercise his stock options and any grants of restricted stock in accordance with their terms, and to continuation of his salary and Company-provided health and other welfare benefits for six (6) months as provided in Section 5(b).

(c)           In the event of Executive’s termination pursuant to Section 6(b), Executive may, at his sole option, elect to receive payment of six (6) months salary in the form of a lump sum distribution, less applicable withholdings, which shall be payable within twenty (20) days of the effective date of his termination.

7.      Disability.  The Company may terminate the employment of Executive in the event that he becomes disabled during the term of this Agreement.  Executive shall be considered “disabled” within the meaning of this Section if he is unable as a result of accident or illness (physical or mental) to perform the material duties of his position for a period of six (6) consecutive months.  Executive’s termination pursuant to this Section shall be treated as a termination without cause as defined in Section 5(b).

8.      Confidentiality.  In the course of performing his duties under this Agreement, Executive will have access to “Confidential Information.”  Executive agrees and acknowledges that this Confidential Information constitutes a valuable and unique asset of the Company, and that its protection is of critical importance to the Company.  To ensure that such Confidential Information is not disclosed or divulged to third persons, Executive agrees:

(a)           that Confidential Information is owned by the Company, and is to be held by Executive in trust and solely for the benefit of the Company;

(b)           that he shall not in any way utilize such Confidential Information for the gain or advantage of Executive or others to the detriment of the Company; and

(c)           that upon termination of this Agreement, he shall promptly return any and all such Confidential Information to the Company, and shall thereafter without limitation continue to abide by the confidentiality provisions of this Section.

For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, information that has been created, discovered, developed or otherwise become known to the Company and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is at the time engaged or in which it has an identified plan to be engaged.  By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, structures, formulas, data and know-how, improvements, inventions, product concepts, techniques, marketing plans, strategies, forecasts, customer lists and information about the Company’s employees, and/or consultants.

Executive further agrees that he will execute the Company’s proprietary information and invention agreement as a condition of his employment.

9.      Non-Solicitation.

(a)           Executive agrees that during any term of this Agreement and for a six (6) month period following any termination of this Agreement, he will not, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit business similar to that provided by the Company from any individual or entity that was a customer of the Company at any time during the six (6) month period immediately prior to Executive’s termination of employment by the Company.

(b)           Executive agrees that during the term of this Agreement and for a twelve (12) month period following any termination of this Agreement (hereinafter referred to as the “Employee Solicitation Period”), he will not, directly or indirectly, without the prior written consent of the Company, solicit or induce any employee, contractor or consultant of the Company to leave their position with the Company to work for Executive or another employer or benefactor of Executive, or hire for any purpose any such employee, contractor or consultant of the Company.

10.           Notices.  Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

If to the Company:	Chief Executive or Chief Financial Officer
ReGen Biologics, Inc.
411 Hackensack Avenue
Hackensack, NJ 07601

If to the Executive:	James Flounlacker
907 Country Club Drive
Vienna, VA 22180

Executive shall in such manner notify the Company of any change in his address above, and thereafter, the Company shall forward any notices under this Agreement to Executive at such new address.

11.           Entire Agreement.  This Agreement embodies the entire agreement of the Parties relating to Executive’s employment and supersedes all prior agreements, oral or written relating to this subject matter.  No amendment or modification of this Agreement shall be valid or enforceable unless made in writing and signed by both parties.

12.           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

13.           Severability.  Should one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, such provisions or portions thereof shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement or portions thereof shall nevertheless be valid, enforceable and remain in full force and effect.

14.           §409A Compliance.  The parties to this Agreement intend that no benefit hereunder shall be treated as nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and agree that this Agreement shall be so interpreted.

15.           Assignment.  This Agreement shall be upon the parties and their respective heirs, representatives, successors and assigns, and shall run to the benefit of the parties and their respective heirs, representatives, successors and assigns.

EXECUTIVE:	REGEN BIOLOGICS, INC.:

/s/ James Flounlacker	/s/Brion D. Umidi
James Flounlacker	By:	Brion D. Umidi
	Its:	SVP and CFO
April 30, 2009	April 30, 2009
Date	Date

Exhibit A

Indemnification Agreement